Exhibit 5.3

January 11, 2007

Alberta Securities Commission
Authorité des Marchés Financiers
British Columbia Securities Commission
The Manitoba Securities Commission
Ontario Securities Commission
Saskatchewan Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Prince Edward Island Registrar of Securities
Saskatchewan Financial Services Commission
Securities Commission of Newfoundland and Labrador
Northwest Territories Registrar of Securities
Yukon Department of Justice, Corporate Affairs — Registrar of Securities
Department of Justice — Local Registries, Nunavut Territory

Dear Sirs/Mesdames:

Re: The Toronto-Dominion Bank

        We refer to Short Form Base Shelf Prospectus of The Toronto-Dominion Bank (the "Bank") dated January 11, 2007 relating to the offering of up to $8,000,000,000 Debt Securities (subordinated indebtedness), Common Shares, Class A First Preferred Shares and Warrants to Purchase Preferred Shares (the "Prospectus").

        We consent to the use, through incorporation by reference in the Prospectus, of our report dated December 7, 2006 to the shareholders of the Bank on the following consolidated financial statements:

    Consolidated balance sheet as at October 31, 2006;

    Consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended.

        We report that we have read the Prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audits of such consolidated financial statements.

        This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours faithfully,

/s/  ERNST & YOUNG LLP

Toronto, Canada